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                                                                  Exhibit 11


        UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                COMPUTATION OF EARNINGS PER SHARE

    (Amounts in Thousands, Except Share and Per Share Amounts)
                           (Unaudited)


                                                            Six Months
                                                           Ended June 30,
                                                        ----------------------
                                                          1996          1995
                                                        ---------    ---------
Average number of shares outstanding...........           205,281      204,914

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................             1,147          663
                                                         --------     --------
Total average number of common and common
  equivalent shares............................           206,428      205,577
                                                         ========     ========

Income from Continuing Operations..............          $292,824     $280,024

Income from Discontinued Operations............           107,094      134,805
                                                         --------     --------
Net Income.....................................          $399,918     $414,829
                                                         ========     ========

Earnings per share:

  Income from Continuing Operations............          $   1.42     $   1.36

  Income from Discontinued Operations..........              0.52         0.66
                                                         --------     --------
  Net Income...................................          $   1.94     $   2.02
                                                         ========     ========

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